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                                                                    EXHIBIT 99.2

                              LIST OF SUBSIDIARIES

1.  OSI Sealants, Inc.

2.  SIA Adhesives, Inc.

3.  Tanner Chemicals, Inc.

4.  Imperial Adhesives, Inc.

5.  Sovereign Specialty Chemicals (S) Pte. Ltd.

6.  Sovereign Packaging Group, Inc. (f/k/a Pierce & Stevens Corp.)

7.  Pierce & Stevens Holdings Corp. of Mexico S.A. de C.V.

8.  Pierce & Stevens de Mexico S.A. de C.V.

9.  Pierce & Stevens Corporation S.A. de C.V.

10. Sovereign Holdings, LLC

11. Sovereign Specialty Chemicals LTD

12. Sovereign Specialty Chemicals B.V.B.A.

13. Sovereign Specialty Chemicals (Scandinavia) AB

14. Sovereign Specialty Chemicals SARL

15. Sovereign Specialty Chemicals Gmbh

16. Sovereign Specialty Chemicals Italiana SRL

17. Sovereign Adhesives, Inc.

18. Sovereign Latin America, LLC

19. Sovereign Specialty Chemicals Ltda.

20. Sovereign Specialty Chemicals Gmbh

21. SSC International, Inc.